                                     SCHEDULE 14A
                                    (RULE 14a-101)

                       INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.               )


/X/  Filed by the Registrant

/ /  Filed by a Party other than the Registrant

/ /  Check the appropriate box:

/ /  Preliminary Proxy Statement        / /  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6 (e) (2) )

/X/  Definitive Proxy Statement



           Soliciting Material Pursuant to Rule 14a-11 (e) or Rule 14a - 12

                                SBS Technologies, Inc.


Payment of Filing Fee (Check the appropriate box):

/X/  No Filing Fee Required

/ /  $125 per Exchange Act Rules 0-11 (c) (1) (ii), 14a-6 (i) (1), or 14a-6 (i)
     (2) or Item 22(a) (2) of Schedule 14A.

/ /  $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6
     (i) (3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6 (i) (4) and 0-11.

(1)  Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------


(2)  Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:



--------------------------------------------------------------------------------


(5)  Total fee paid:


--------------------------------------------------------------------------------


/ /  Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11
(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:


--------------------------------------------------------------------------------


(2)  Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------


(3)  Filing Party:


--------------------------------------------------------------------------------


(4)  Date Filed:


--------------------------------------------------------------------------------

                                SBS TECHNOLOGIES, INC.
                               2400 LOUISIANA BLVD. NE
                                  AFC BUILDING 5-600
                            ALBUQUERQUE, NEW MEXICO  87110
                                    (505) 875-0600


PROXY STATEMENT AND NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 9, 1998

Dear Shareholders:

You are cordially invited to attend SBS Technologies, Inc.'s 1998 Annual Meeting of Shareholders, which will be held at the Stuart Room, Ground Floor, Victorian Building, of the Hotel Del Coronado on Monday, November 9, 1998, 1500 Orange Avenue, Coronado, California beginning at 9:00 a.m. PST. The purpose of the meeting is to act on the following:

          (1)  To elect eight Directors.

          (2) To ratify the appointment of KPMG Peat Marwick LLP as principal independent auditors for fiscal year 1999.

          (3) Transact any other business as may properly come before the meeting or any postponement(s) or adjournment(s) of the meeting, including to adjourn the meeting from time to time.




If you were a stockholder of record at the close of business on October 15, 1998, you may vote by proxy or in person at the annual meeting. Your vote is important. Whether you plan to attend the meeting or not, please complete, date, and sign the enclosed proxy card and mail it in the enclosed business reply envelope. For your convenience, you may also call in your proxy vote according to the instructions on the proxy card. If you vote your proxy over the telephone, you do not need to mail in your completed proxy card. If you attend the meeting and prefer to vote in person, you may do so even if you have previously returned your proxy card.

                                        Scott A. Alexander,
                                        SECRETARY

October 16, 1998

PROXY STATEMENT FOR THE SBS TECHNOLOGIES, INC.
1998 ANNUAL MEETING OF SHAREHOLDERS


INFORMATION ABOUT THE ANNUAL MEETING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of SBS Technologies Inc. ("SBS," the "Company," or "We") is asking you to vote for two items or, if you prefer, asking your permission to vote your shares at the 1998 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting, and on the transaction of such other business as may properly come before the meeting or any postponement(s) or adjournment(s) of the meeting, including to adjourn the meeting from time to time.

On October 16, 1998 we began mailing these proxy materials to all shareholders of record at the close of business on October 15, 1998. On October 15, 1998, there were 5,838,725 shares of SBS Common Stock outstanding and entitled to vote.

In accordance with New Mexico law, a list of shareholders entitled to vote at the Annual Meeting will be available at the Hotel Del Coronado on November 9, 1998, and for 10 days before the meeting, between the hours 7:30 a.m. and 5:30 p.m., at the corporate headquarters of SBS Technologies Inc., 2400 Louisiana Boulevard NE, AFC Building #5, Suite 600, Albuquerque, New Mexico 87110.


HOW MANY VOTES DO I HAVE?

If you were a shareholder at the close of business on October 15, 1998, you will be entitled to vote. Each share of SBS common stock that you own entitles you to one vote.


HOW CAN I VOTE MY SHARES?

You can vote on matters presented at the annual meeting in two ways:

a) By Proxy - You can vote by signing, dating and returning the enclosed proxy card. If you do this, the persons named on the card (your "proxies") will vote your shares in the manner you indicate. You may specify on your proxy card whether your shares should be voted for all, some, or none of the nominees for Director and whether your shares should be voted for or against the other proposals. If you sign the enclosed card but do not indicate specific choices, you have granted permission to have your shares voted as follows:
     -    "FOR" the election of all eight nominees for Director,
     - "FOR" ratification of the appointment of the principal independent auditors for 1998.

If a nominee becomes unable to serve as Director, which we do not anticipate, your proxies intend to vote for the election of a substitute nominee recommended by the Board of Directors.

If any other matter is presented, your proxies will vote in accordance with the best judgment of management. At the time this proxy went to press, we knew of no matters that needed to be acted on at the annual meeting other than those discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons names on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

b) In Person - You may come to the annual meeting and cast your vote there. If your shares are held in the name of your broker, bank, or other nominee and you wish to vote at the annual meeting, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on October 15 1998, the record date for voting.


MAY I REVOKE MY PROXY?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:
-    Send another proxy with a later date

- Notify SBS' Secretary in writing before the date of the annual meeting that you have revoked your proxy, or

-    Vote in person at the annual meeting


HOW CAN I PRESENT AN ISSUE TO BE ADDRESSED AT NEXT YEAR'S ANNUAL MEETING?

Shareholders must submit proposals, intended to be considered at the next annual meeting, in writing to the Secretary of the Company no later than June 19, 1999 for inclusion in the Company's Proxy Statement and Form of Proxy relating to the meeting. Also, shareholders who wish to propose proper business from the floor, for consideration at the 1999 meeting of shareholders, and who have not properly submitted that proposal for possible inclusion in the Company's 1999 proxy materials, must notify the Company's Secretary in writing not later than September 1, 1999.


WHAT ARE THE COSTS OF SOLICITING THESE PROXIES?

SBS is paying all expenses to prepare, print, and mail this proxy material. We will also pay the cost of soliciting the proxies, if necessary. We will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners and obtaining their instructions. We do not expect the expenses to exceed $5,000.


HOW ARE THE PROXY STATEMENTS AND BALLOT FORMS DISTRIBUTED TO SHAREHOLDERS?

We have engaged our transfer agent, Norwest Bank, N.A. to assist in the distribution and tabulation of proxies. A few regular employees of SBS may also participate, without additional compensation, in the distribution and solicitation of proxies by telephone, telegraph, facsimile, e-mail, and personally.


WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

PROXY ITEM NO. 1
Election of Eight Directors:       Each Director who receives the majority of
                                   votes represented in person or by proxy at the annual meeting will be elected. If you do not vote for a particular nominee on your proxy card, your vote will count as a vote
                                   "AGAINST" the nominee.

PROXY ITEM NO. 2
Ratification of Appointment of
Independent Auditors:              A "FOR" vote by a majority of the shares
                                   represented in person or by proxy at the annual meeting is required to ratify the appointment of KPMG Peat Marwick LLP as the principal independent auditors for 1999. If you "ABSTAIN" from voting, your abstention has the same effect as if you voted "AGAINST" the proposal.

PLEASE NOTE THE FOLLOWING:

Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in calculating voting results on those matters for which the broker or other entity has not voted.






OWNERSHIP OF COMPANY COMMON STOCK



HOW MUCH STOCK DO SHAREHOLDERS NOT AFFILIATED WITH SBS OWN?


The following table sets forth, as of June 30, 1998, the beneficial ownership of Common Stock by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock:


---------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS                               AMOUNT AND NATURE OF                         PERCENT OF CLASS
OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP (1)                     BENEFICIALLY OWNED(2)
---------------------------------------------------------------------------------------------------------------
Scudder Kemper Investments, Inc.  (3)               421,300                                       7.42 %


Greenville Capital Management, Inc. (4)             325,058                                       5.72 %
---------------------------------------------------------------------------------------------------------------

     (1) The ownership information disclosed above is based on a Schedule 13F report dated June 30, 1998 filed with the Securities and Exchange Commission.
     (2) To the Company's knowledge, except where otherwise noted, each person listed has sole voting power of the shares.
     (3) The address for the shareholder is in care of Scudder Kemper Investments, Inc., 222 South Riverside Plaza, Chicago, IL 60606.
     (4) The address for the shareholder is in care of Greenville Capital Management, Inc. 100 S. Rockland Falls Road, P.O. Box 220 Rockland, DE 19732.


HOW MUCH STOCK DO THE DIRECTORS AND EXECUTIVE OFFICERS OWN?


The following table sets forth, as of September 18, 1998, the beneficial ownership of Common Stock by each Director and nominee for Director of the Company, each named Executive Officer, and by all Directors and Officers as a group (see footnotes for explanations):


-----------------------------------------------------------------------------------------------------
   NAME OF                                        AMOUNT AND NATURE OF            PERCENT OF CLASS
BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP (1)       BENEFICIALLY OWNED (8)
-----------------------------------------------------------------------------------------------------
Scott A. Alexander (nominee) (9)                  283,256   (3, 5, 6)                4.85 %

Christopher J. Amenson (nominee) (9)              259,175   (3, 4)                   4.43 %

Warren W. Andrews (nominee)                        10,000   (6)                        (2)

William J. Becker (nominee)                        33,600   (6)                        (2)

Lawrence A. Bennigson (nominee)                    17,000   (6)                        (2)

James E. Dixon, Jr. (nominee) (9)                  47,481   (3, 6)                     (2)

W. Keith McDonald (nominee)                          --

Richard A. Schuh                                   68,507   (3, 6, 7)                1.17 %

Alan F. White (nominee)                             5,000   (6)                        (2)

Joseph J. Zabkar                                   15,214   (6)                        (2)

-----------------------------------------------------------------------------------------------------
All the Directors and
 Officers as a group                                 739,233                        12.66 %
-----------------------------------------------------------------------------------------------------


The address for each of these shareholders is in care of the Company at 2400 Louisiana Blvd. NE, AFC Bldg. 5-600, Albuquerque, NM 87110.

     (1) A person is deemed to be the owner of securities that can be acquired by that person within 60 days of the date of the table upon exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by that person and that are exercisable within 60 days of the date of this table have been exercised.
     (2)  Owns less than one percent of total outstanding stock.
     (3) Includes Common Stock owned by this person through the SBS Technologies, Inc. 401(k) Profit Sharing Plan.
     (4) Includes 4,800 shares of Common Stock owned by spouse; includes options to purchase 222,894 shares of Common Stock; options to purchase 89,561 shares of Common Stock are currently exercisable under the Company's stock option plans and options to purchase 133,333 shares of Common Stock are currently exercisable under option agreements between Mr. Amenson and certain other shareholders of the Company.
     (5) Includes 27,000 shares of Common Stock held by Mr. Alexander as trustee for the benefit of his children.
     (6) Includes, as to the person listed, options to purchase shares of Common Stock currently exercisable under the Company's stock option plans; Scott A. Alexander 33,636 options, Warren Andrews 10,000 options, William J. Becker 13,500 options, Lawrence A. Bennigson 15,000 options, James E. Dixon, Jr. 47,000 options, Richard A. Schuh 32,000 options, Alan F. White 5,000 options, and Joseph J. Zabkar 15,000 options.
     (7)  Includes 4,000 shares of Common Stock owned by spouse.
     (8) To the Company's knowledge, except where otherwise noted, each person has sole voting and investment power as to the shares.
     (9)  Is a named Executive Officer.

The Company knows of no arrangements concerning anyone's ownership of stock which may at a subsequent date result in a change in control of the Company.


WOULD YOU PLEASE DESCRIBE THE STRUCTURE OF THE BOARD OF DIRECTORS?

At the Annual Meeting, eight Directors will be elected by the holders of Common Stock to hold office until the Annual Meeting of Shareholders in 1999, and until their successors are elected, or until their earlier death, resignation, or removal.



PROXY ITEM NO. 1 - ELECTION OF DIRECTORS

The following persons have consented to be nominated and, if elected, to serve as Directors of the Company.

NOMINEES

SCOTT A. ALEXANDER, 48, is a founder of the Company and has served as Director since the commencement of its business activity in September 1987, and as Secretary since November 1987. Mr. Alexander was appointed Vice President in August 1991. Mr. Alexander served as the Company's Treasurer from November 1987 to late 1991. As Chief Technical Officer for the Company's Aerospace Group, Mr. Alexander supports the design, development and implementation of critical architectural requirements for the Company's avionics and telemetry products. From November 1985 to September 1987, Mr. Alexander was a Senior Principal Staff Member of the BDM Corporation. Before November 1985, Mr. Alexander was employed at the Naval Air Test Center. Mr. Alexander holds a Master's Degree in Electrical Engineering from Virginia Polytechnic Institute and a Bachelor of Science Degree in Physics from Old Dominion University.

CHRISTOPHER J. AMENSON, 48, became President and Chief Operating Officer of the Company in April 1992, a Director in August 1992, the Company's Chief Executive Officer in October 1996 and Chairman of the Board in May 1997. For five years before joining the Company, Mr. Amenson was President of Industrial Analytics, Inc., a Boston-based firm engaged in consulting in support of operations, mergers and acquisitions. Mr. Amenson also serves on the Board of Directors of CapRock Communications Corp. Mr. Amenson holds a Bachelor's Degree in Government from the University of Notre Dame and a Master's Degree in Business Management from the Sloan Fellows Program at the Massachusetts Institute of Technology ("MIT").

WARREN W. ANDREWS, 55, became a Director in November 1996. Mr. Andrews is a Market & Technology Analyst, Embedded Computer Industry, and is Editor-In-Chief of RTC MAGAZINE, the leading publication in the open-systems, board-level industry. From 1987 to 1994, Mr. Andrews served as a senior editor for COMPUTER DESIGN MAGAZINE while, at the same time, publishing his own newsletter, EMBEDDED COMPUTER TRENDS. From 1985 to 1987, he served as managing editor of ELECTRONIC DESIGN Magazine. Before 1985, Mr. Andrews was semiconductor editor for ELECTRONIC ENGINEERING TIMES and owned and operated his own business providing electronic design services and developing, manufacturing and selling microprocessor-based switching systems for a variety of audio and video applications in the retail and host industries. In addition, he holds one U.S. patent and has designed other products for the cable TV, burglar and fire alarm, and educational communications markets. Mr. Andrews holds a Bachelor of Science Degree from Fairleigh Dickinson University.

WILLIAM J. BECKER, Brigadier General, retired, 72, became a Director in August 1992. Since 1981 he has been self-employed as a senior independent consultant, advising on international technology, to such organizations as the United States Department of Energy, EG&G Inc., Mactec, Inc., Raytheon Services Co., Westinghouse Electric Corporation and International Technology, Inc. During his long career in the United States Air Force, General Becker oversaw a number of logistics and mobility operations and in his last assignment was commander of the Defense Property Disposal Services. General Becker attended the University of Southern California and holds a Bachelor's Degree in

Management and a Master's Degree in Logistics from the Air Force Institute of Technology's Graduate School of Systems & Logistics at Wright Patterson Air Force Base in Ohio.

LAWRENCE A. BENNIGSON, Ph.D., 60, became a Director in November 1995. Dr. Bennigson has provided consulting services on corporate, business and manufacturing strategy and related organizational issues to major corporations and to governments for over 30 years. In September 1998, Dr. Bennigson became a Director of Toffler Associates and a member of the Toffler Advisory Board. Dr. Bennigson has been an independent management consultant since January 1994. He worked extensively in European countries as well as on business matters in Russia and China. As Senior Vice President of the former MAC Group, Inc., Dr. Bennigson helped to lead the strategic development of the firm resulting in its 1991 acquisition and merger to become Gemini Consulting. Dr. Bennigson taught executives, graduate students, and undergraduates as a faculty member of the School of Engineering, Stanford University, The Harvard University Graduate School of Business and as a visiting faculty member at the London Business School and the Graduate School of Business, Lund University, Sweden. Before his academic and consulting career, Dr. Bennigson served for six years as a U.S. Naval Officer. Dr. Bennigson holds a Bachelor's Degree in General Engineering from UCLA, as well as Master's and Doctorate Degrees in Industrial Engineering (with specialization in Human Factors Engineering and Industrial Organization) from Stanford University.

JAMES E. DIXON, JR., 53, was appointed Vice President of Finance and Administration, Treasurer and Chief Financial Officer of the Company in September 1995. For eight years before joining the Company, Mr. Dixon held the position of Director of Finance, Howden Group America, Inc., a wholly owned subsidiary of Howden Group PLC. Howden Group America's subsidiaries, whose combined annual revenue then exceeded $200 million, specialize in the design and manufacture of air and gas handling equipment, defense-related products and food processing equipment. Mr. Dixon held various controller positions at Westinghouse Electric Corporation from 1971 to 1985. Mr. Dixon holds a Bachelor's Degree in Business Education from Indiana University of Pennsylvania.

W. KEITH MCDONALD, 51, is Senior Vice President, Sales and Marketing Operations, Samsung Semiconductor, Inc., a leading supplier of computer memory products, ASICs and processor products. Mr. McDonald has served in this position with Samsung since 1990. From 1983 through 1989, Mr. McDonald held a similar position with Toshiba America, Inc., where he was responsible for the development of the sales organization and sales channels for ASIC, MCU, PCB, memory, and custom device products for the Americas. From 1971 through 1982, Mr. McDonald held various sales and marketing positions with Rockwell International Corporation in the product areas of processor products, chip sets, modems and computer memories. Mr. McDonald holds supplier council membership with several world leading computer companies.

ALAN F. WHITE, 60, became a Director in November 1997. Mr. White is Senior Associate Dean at the MIT Sloan School of Management. Mr. White began his career at MIT in 1973, as an Alfred P. Sloan Fellow, and later served as Director of that Program. From 1956 to 1965 Mr. White worked in the private sector, where he served as a printer, and later worked in financial printing sales and production. He gained international government experience as a Regional Director for the U.S. Peace Corps in the Philippines from 1963-67. Mr. White was the Director of the University of Hawaii Center for Cross Cultural Training and Research from 1967-70, and served as Executive Assistant for the President of the University of Hawaii from 1971-73. Mr. White has traveled extensively and has been responsible for MIT programs in Asia, Europe and Latin America. His current responsibilities include a major assignment in Singapore, where MIT and the Government of Singapore have a five-year agreement to develop a business school at the Nanyang Technological University. Mr. White served as Director of Executive Education at MIT from 1973 to 1988, and is currently directing the development of a major MIT management education project in China. His activities in Asia encompass Korea, Japan, Thailand, Malaysia, Singapore, Indonesia and China. Mr. White serves on the Boards of CIT Group, Celerity Solutions, Inc., Management Sciences for the International Consortium for Executive Development Research, and the Advisory Board of the Japan Management Institute. Mr. White is a member of the Boston Council of the Council on Foreign Relations. Mr. White has served as a consultant in the area of management development and business development to many organizations, including British Petroleum PLC, Citicorp, Inc., Gemini Consulting, and the Young Presidents' Organization. Mr. White has published several articles in leading journals in the field of Management Development. Mr. White holds a Bachelor's Degree in Political Science from the University of Miami (Ohio) and a Master's Degree in Business Management from the Sloan Fellows Program at MIT.

                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
                         THE ELECTION OF EACH NAMED NOMINEE.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

JOSEPH J. ZABKAR, 57, was appointed President of the Company's Computer Group in February 1998. He is responsible for the Company's operations focused on commercial applications. Before assuming this current position, Mr. Zabkar served as President, SBS GreenSpring Modular I/O from April 1995 to January 1998. From July 1985 to March 1992, Mr. Zabkar was Vice President of Sales and Marketing for Integrated Device Technologies, Inc., a Santa Clara, California-based firm engaged in the design, manufacture and sales of CMOS Integrated Circuits designed for use in very high performance computing applications. From 1982 to 1985, he was President of Metaramics, a manufacturer of ceramic packages used in high frequency power transistor applications.
Before this, Mr. Zabkar held sales and marketing positions at several semiconductor companies. Mr. Zabkar holds a Bachelor of Science Degree in Mechanical Engineering from Marquette University.

RICHARD A. SCHUH, 35, was appointed President of the Company's Aerospace group in February 1998. He has responsibility for the Company's avionics and telemetry products. Before assuming this position, Mr. Schuh served as President and General Manager of the Company's Avionics Division from 1992 to 1998. From 1984 to 1992, Mr. Schuh was an application, design and marketing engineer for Loral Instrumentation. He led project teams in satellite and avionics ground stations, was the supervisor of Loral's application engineering staff and was lead marketing engineer of satellite ground systems. Mr. Schuh holds a Bachelor of Science Degree in Computer Science from National University.


HOW OFTEN DID THE BOARD OF DIRECTORS MEET?

The Board of Directors held twelve regular and special meetings during fiscal year 1998. In addition to meetings of the full Board, Directors attended meetings of Board Committees. Each Director attended more than 80% of the aggregate Board and Committee Meetings.

ARE THERE COMMITTEES OF THE BOARD OF DIRECTORS?

The Board of Directors has three standing committees: Audit; Management Development and Compensation; and Nominating.

AUDIT COMMITTEE

Members: Directors William J. Becker, Chairman; Lawrence A. Bennigson and Warren Andrews

The Audit Committee, which held four meetings in fiscal year 1998, is responsible for recommending to the Board of Directors the appointment of the independent auditors of the Company and for providing a forum, independent of management, for discussion of any issues or concerns the independent auditors choose to raise.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

Members:  Directors Lawrence A. Bennigson, Chairman; William J. Becker, and Alan
F. White

During fiscal 1998, the Compensation Committee amended its name to the Management Development and Compensation Committee and adopted a revised charter. The Management Development and Compensation Committee, which held three meetings in fiscal year 1998, is responsible for making recommendations to the Board of Directors concerning policy and procedures which will attract, develop and retain key managers and executives critical to the long term success of the Company, and to align executive compensation with shareholder interests. The Management Development and Compensation Committee provides guidance and overview of all management development, executive salary, incentive and benefit programs. In addition, the Management Development and Compensation Committee has the responsibility to evaluate the performance of the Chief Executive Officer and the President and Chief Operating Officer, recommending Chairman, CEO, President and COO compensation to the full Board, and meeting annually with the Chief Executive Officer to review management development programs and activities, and succession planning. While the administration of management development and compensation is the responsibility of Company management, the review and recommendation of the Management Development and Compensation Committee is required for: overall executive (individuals which lead businesses or functional responsibilities) compensation, philosophy and policy; incentive programs; executive benefit and prerequisite programs; stock and stock option awards and their terms to be awarded to officers subject to section 16(b) of the Securities Exchange Act; Board member compensation and any other compensation issues as may be directed to it.


NOMINATING COMMITTEE

Members: Directors Christopher J. Amenson, Chairman; Scott A. Alexander, Warren Andrews and Alan F. White

The Nominating Committee, which held one meeting in fiscal year 1998, is responsible for nominating a proposed slate of Directors for the ensuing year. The Board of Directors approves the proposed slate of nominees for recommendation to the shareholders. Nominated Directors stand for election by the shareholders at the Company's annual meeting of shareholders. The Company has no provision for recommendation by shareholders of nominees for Director.


HOW MUCH ARE THE DIRECTORS PAID?

Employees who are also Directors receive no additional compensation for serving as Directors. Effective November 11, 1997, Directors who are not employees are paid an annual retainer of $10,000 for service on the Board and $4,000 for each committee of the Board on which a Director serves. Non-employee Directors are also paid a meeting fee of $1,000 per Board meeting day and travel day.
Expenses incurred in connection with attending Board and committee meetings are reimbursed. Non-employee Directors are able to elect, under the Company's 1998 Long-Term Equity Incentive Plan, to receive these payments in equivalent shares of the Company's Common Stock subject to, and in accordance with, Section 16(b) of the Securities Exchange Act of 1934. Under the terms of the 1993 Director and Officer Stock Option Plan as amended, each non-employee Director receives an initial option for 5,000 shares upon election or appointment to the Board, and each year thereafter receives an additional option for 5,000 shares. Effective November 9, 1998, the initial and annual option grant to non-employee Directors will be increased to 10,000 shares of the Company's Common Stock, 5,000 options granted under the terms of the 1993 Director and Officer Stock Option Plan and 5,000 options granted under the terms of the Company's 1998 Long-Term Equity Incentive Plan. The exercise price of all such options is the market price of the Company's Common Stock as of the respective dates of initial grants and service anniversaries.


DID THE DIRECTORS AND OFFICERS FILE ALL OF THEIR REQUIRED REPORTS WITH THE SEC ON TIME?

Under the Securities Exchange Act of 1934, Directors and Officers of public companies are required to report all personal transactions involving the company's common stock with the Securities and Exchange Commission. Based upon a review of Forms 3, 4 and 5 filed by Directors and Officers of SBS during fiscal year 1998, the following table indicates those who have filed forms and reported transactions late:


--------------------------------------------------------------------------------
                                        NUMBER OF FORMS   NUMBER OF TRANSACTIONS
               NAME                        FILED LATE         REPORTED LATE
--------------------------------------------------------------------------------
               Scott A. Alexander              0                     0
--------------------------------------------------------------------------------
               Christopher J. Amenson          2                     2
--------------------------------------------------------------------------------
               Warren W. Andrews               1                     1
--------------------------------------------------------------------------------
               William J. Becker               1                     1
--------------------------------------------------------------------------------
               Lawrence A. Bennigson           2                     2
--------------------------------------------------------------------------------
               Stephen D. Cooper               2                     3
--------------------------------------------------------------------------------
               James E. Dixon                  2                     2
--------------------------------------------------------------------------------
               Richard A. Schuh                1                     0
--------------------------------------------------------------------------------
               Alan F. White                   0                     0
--------------------------------------------------------------------------------
               Zabkar, Joseph J.               2                     1
--------------------------------------------------------------------------------

All Directors and Officers filed all other reports required by Section 16(a) of the Securities Exchange Act of 1934.

COMPENSATION OF EXECUTIVE OFFICERS

HOW MUCH DO THE EXECUTIVE OFFICERS GET PAID?

The following table provides an overview of compensation that was paid for the fiscal years ended June 30, 1998, 1997 and 1996 to the Company's Chief Executive Officer and each of the Company's other Executive Officers whose total compensation exceeded $100,000:


------------------------------------------------------------------------------------------------------------------------------------
                                                         SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------

                                                                            Long-Term
                                                                           Compensation
                                      Annual Compensation                Securities Under-           All Other
Name and Principal Position           Salary        Bonus                  lying Options            Compensation
---------------------------           ------        -----                   (# Shares)              ------------
                                                                            ----------
Christopher J. Amenson,
Chairman of the Board and
Chief Executive Officer
               1998                   200,000            -                      25,000                  9,616 (5)
               1997                   172,923       74,880 (10)                 50,000                  6,537 (12)
               1996                   156,000       74,900 (1, 2)                    0                  9,332 (6)


Stephen D. Cooper, (4)
President and Chief
Operating Officer
               1998                   180,000            -                      10,000                 47,473 (9)


Scott Alexander,
Executive Vice President
and Secretary

               1998                   175,000            -                           0                  9,354 (5)
               1997                   157,816       58,853 (10)                 50,000                  5,687 (3)
               1996                   133,328       71,500 (1, 2)              100,000                  2,667 (5)


James E. Dixon, Jr., (7)
Vice President, Finance,
Treasurer & CFO

               1998                   148,000            -                      27,000                  8,001 (5)
               1997                   129,423       57,525 (10)                      0                  5,580 (13)
               1996                    90,675       40,250 (2)                  60,000                 57,875 (8)


Richard A. Schuh, (11)
President, Aerospace Group

               1998                   153,208       20,000                      57,000                  9,548 (5)


Joseph J. Zabkar, (14)
President, Computer Group

               1998                   160,492       20,000                      37,000                  9,961 (5)

------------------------------------------------------------------------------------------------------------------------------------

(1)  Includes bonuses as to each person respectively, of $12,500 for Christopher
     J. Amenson, and $25,000 for Scott Alexander, for fiscal year 1995 but paid in fiscal year 1996.
(2) Includes accrued bonuses of $46,500 for Scott Alexander; $62,400 for Christopher J. Amenson and $40,250 for James E. Dixon, Jr. for fiscal year 1996.
(3) Includes $4,222 in payments made by the Company pursuant to a contribution matching program under its 401(k) plan and $1,465 paid for accrued leave compensation.
(4)  Stephen D. Cooper resigned from the Company effective May 14, 1998.
(5) Represents payments made by the Company pursuant to a contribution matching program under its 401(k) plan. Amounts paid under the Company's other employee benefits plans are not included because the benefits provided to officers under these plans are identical to those provided to all other employees.
(6) Includes $4,109 in payments made by the Company pursuant to a contribution matching program under its 401(k) plan, $4,800 paid for accrued leave compensation and $423 of miscellaneous income.
(7) James E. Dixon, Jr. became Vice President of Finance and Administration in September 1995 during the first quarter of fiscal year 1996.
(8) Includes reimbursed moving expenses of $53,416, $3,574 in payments made by the Company pursuant to a contribution matching program under its 401(k) plan and $885 of miscellaneous income.
(9) Includes $7,978 in payments made by the Company pursuant to a contribution matching program under its 401(k) plan, $2,480 paid for accrued leave compensation, $36,667 paid for salary continuance, and $348 of miscellaneous income.
(10) Accrued bonus for fiscal year 1997.
(11) Richard A. Schuh became President of the Aerospace Group in February 1998, during the third quarter of fiscal year 1998.
(12) Includes $4,371 in payments made by the Company pursuant to a contribution matching program under its 401(k) plan, $1,800 paid for accrued leave compensation, and $366 of miscellaneous income.
(13) Includes $4,922 in payments made by the Company pursuant to a contribution matching program under its 401(k) plan, $375 paid for accrued leave compensation, and $283 of miscellaneous income.
(14) Joseph J. Zabkar became President of the Computer Group in February 1998, during the third quarter of fiscal year 1998.

The following table provides information about shares acquired upon exercise of stock options and unexercised stock options held by the Executive Officers named in the Summary Compensation Table at June 30, 1998:


------------------------------------------------------------------------------------------------------------------------------------
                                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                      AND FISCAL YEAR END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                  Value of
                      Shares                               Number of Shares                   Unexercised In-
                     Acquired         Value             Underlying Unexercised               the-Money Options
Name               on Exercise       Realized          Options at June 30, 1998               at June 30, 1998
----               -----------       --------          ------------------------               ----------------

                                                     Exercisable    Unexercisable      Exercisable      Unexercisable
                                                     -----------    -------------      -----------      -------------
C. Amenson                0                 0         222,894            50,000       $ 4,846,306                 0

S. Cooper             7,500         $  88,125          40,000 (2)             0           455,000                 0

S. Alexander         30,000           738,750          33,636            50,000           828,287                 0

J. Dixon                  0                 0          30,000            57,000 (1)       638,750         $ 567,875

R. Schuh             10,000           165,630               0           107,000 (4)             0         1,194,125

J. Zabkar                 0                 0               0            77,000 (3)             0           910,375
------------------------------------------------------------------------------------------------------------------------------------

(1) 10,000 of these options became exercisable July 21, 1998 and 7,000 became exercisable July 24, 1998.
(2)  S. Cooper exercised all of these options in July 1998.
(3) J. Zabkar exercised 12,000 of these options in August, 1998, 20,000 of these options became exercisable on July 21, 1998 and 7,000 became exercisable on July 24, 1998.
(4) 25,000 of these options became exercisable on July 21, 1998 and 7,000 became exercisable on July 24, 1998.

The following table provides information about individual grants of stock options made to the Executive Officers named in the Summary Compensation Table during the year ended June 30, 1998:


------------------------------------------------------------------------------------------------------------------------------------

                                                      OPTION GRANTS IN FISCAL YEAR 1998

------------------------------------------------------------------------------------------------------------------------------------

                   Number of       Percent of Total
                   Securities       Options Granted      Exercise
                   Underlying        to Employees          Price            Expiration
Name             Options Granted    In Fiscal Year       Per Share             Date            Grant Date Present Value
----             ---------------    --------------       ---------             ----            ------------------------
S. Cooper (1)        10,000             2.1%             $  20.25            07/24/07               $  83,425 (8)

J. Dixon  (2)         7,000             1.5%                20.25            07/24/07                  58,398 (8)
          (4)        20,000             4.3%                31.50            04/28/08                 315,972 (11)

R. Schuh  (3)         7,000             1.5%                20.25            07/24/07                  58,398 (8)
          (5)        50,000            10.7%                24.25            02/19/08                 625,423 (9)

J. Zabkar (3)         7,000             1.5%                20.25            07/24/07                  58,398 (8)
          (6)        30,000             6.4%                24.25            02/19/08                 355,342 (10)

C. Amenson (7)       25,000             5.3%                31.50            04/28/08                 250,660 (12)

------------------------------------------------------------------------------------------------------------------------------------

(1) Options were granted under the 1993 Director and Officer Stock Option Plan and were to become exercisable when the Company's fiscal 1998 earnings per share - assuming dilution reached $1.60 and when certain other non-financial goals established by the Company were met. In conjunction with S. Cooper's resignation, the vesting schedule was accelerated and the options became exercisable on May 14, 1998.
(2) Options were granted under the 1993 Director and Officer Stock Option Plan and became exercisable when the Company's fiscal 1998 earnings per share - assuming dilution reached $1.60 and when certain other goals established by the Company's Management Incentive Plan were met.
(3) Options were granted under the 1995 and 1996 Incentive Stock Option Plan and became exercisable when the Company's fiscal 1998 earnings per share - assuming dilution reached $1.60 and when certain other goals established by the Company's Management Incentive Plan were met.
(4) Options were granted under the 1998 Long-Term Equity Incentive Plan. All 20,000 become exercisable seven years from the date of grant, but acceleration of twenty-five percent per year beginning in fiscal 1999 occurs if certain earnings-per-share hurdles are met.
(5) Options were granted under the 1998 Long-Term Equity Incentive Plan; beginning February 19, 1999, 12,500 per year become exercisable upon continuous employment through February 19, 2002.
(6) Options were granted under the 1998 Long-Term Equity Incentive Plan; beginning July 21, 1999, 15,000 per year become exercisable upon continuous through July 21, 2000.
(7) Options were granted under the 1993 Director and Officer Stock Option Plan and became immediately exercisable on the grant date of April 28, 1998.

(8) The Grant Date Present Value was estimated using the Black-Scholes Model with the following weighted average assumptions: expected life of 2.40 years, risk free rate of return of 5.38%, expected volatility of 62.59% and a dividend yield of 0%.
(9) The Grant Date Present Value was estimated using the Black-Scholes Model with the following weighted average assumptions: expected life of 3.90 years, risk free rate of return of 5.91%, expected volatility of 62.59% and a dividend yield of 0%.
(10) The Grant Date Present Value was estimated using the Black-Scholes Model with the following weighted average assumptions: expected life of 3.32 years, risk free rate of return of 6.44%, expected volatility of 62.59% and a dividend yield of 0%.
(11) The Grant Date Present Value was estimated using the Black-Scholes Model with the following weighted average assumptions: expected life of 3.54 years, risk free rate of return of 6.34%, expected volatility of 62.59% and a dividend yield of 0%.
(12) The Grant Date Present Value was estimated using the Black-Scholes Model with the following weighted average assumptions: expected life of 1.40 years, risk free rate of return of 6.00%, expected volatility of 62.59% and a dividend yield of 0%.


ARE THERE EMPLOYMENT AGREEMENTS FOR THE EXECUTIVE OFFICERS?

All of our named Executive Officers have employment agreements with the Company.

Christopher J. Amenson serves as Chairman of the Board and Chief Executive Officer under an employment agreement with the Company executed in April 1992. The agreement, which initially had a five-year term, was amended in September 1997 to a one-year agreement, which automatically renews each year unless terminated. The agreement currently provides for a base annual salary of $250,000, assigns to the Company certain intellectual property developed by him on Company time, and is terminable by either party, with or without cause, upon six months notice by Mr. Amenson and three months notice by the Company. In addition, the agreement provides for a six-month salary continuance severance benefit, and contains non-competition clauses, which apply during the employment period and for two years thereafter, and restrictions against disclosure of proprietary Company information. As part of his compensation and as an inducement to Mr. Amenson to join the Company, he was awarded options under the 1992 Employee Incentive Stock Option Plan and was granted options for 33,333 shares of Common Stock from each of Andrew C. Cruce (a founder and former Chairman of the Board and Chief Executive Officer), Scott A. Alexander, and Byron M. Allen (a founder and former officer of the Company), exercisable at $6.00, and for 33,334 shares from Seven Bar Enterprises, Inc. (former affiliate), also exercisable at $6.00 per share. The options from individuals each (i) terminate not later than December 31, 2000 or one year from the date Mr. Amenson ceases to be employed by the Company, (ii) are not transferable except on death, and (iii) may be exercised only by Mr. Amenson.

Scott A. Alexander serves as Vice President & Secretary of the Company pursuant to an employment agreement with the Company. The agreement, which was renewed in October 1993, has a five-year term, assigns to the Company certain intellectual property developed by him on Company time, and is terminable by the Company with or without cause. The employment agreement as amended currently provides for a base annual salary of $175,000. Besides salary, the agreement provides for a six-month salary continuance severance benefit. The agreement contains non-competition clauses, which apply during the employment period and for two years thereafter. Restrictions against disclosure of proprietary Company information are included. Mr. Alexander's employment agreement will be renewed and will be amended to have the same one-year term with automatic one year renewals, as Mr. Amenson's agreement.

James E. Dixon, Jr. serves as Vice President of Finance and Administration, Treasurer and Chief Financial Officer pursuant to an employment agreement dated August 8, 1995 which remains in effect until discharge or resignation, with or without cause, upon two weeks written notice by either party. The employment agreement contains restrictions against disclosure or independent use of Company confidential information during and after the employment period. The employment agreement was amended in July 1998 to provide a base annual salary of $175,000.

Joseph J. Zabkar serves as President of the Company's Computer Group pursuant to an employment agreement dated March 16, 1998 and ending upon resignation or discharge, with or without cause, upon two weeks written notice by either party, or November 1, 2000. The employment agreement provides for a base annual salary of $175,000 and a six-month salary continuance severance benefit if Mr. Zabkar is terminated without cause by the Company. The employment agreement contains restrictions against disclosure or independent use of Company confidential information during and after the employment period.

Richard A. Schuh serves as President of the Company's Aerospace Group pursuant to an employment agreement dated February 14, 1992 which remains in effect until discharge or resignation, with or without cause, upon two weeks written notice by either party. The employment agreement contains restrictions against disclosure or independent use of Company confidential information during and after the employment period. The employment agreement was amended in February 1998 to provide a base annual salary of $175,000.


REPORT OF THE BOARD MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Board's Management Development and Compensation Committee is comprised entirely of outside Directors who are not eligible to participate in the compensation programs they oversee. The objective of the Management Development and Compensation Committee is as follows:

- make recommendations to the Board of Directors concerning policy and procedures which will attract, develop and retain key managers and executives critical to the long term success of the Company, and to align executive compensation with shareholder interests

- provide guidance and overview of all management development, executive salary, incentive and benefit programs

- evaluate the performance of the Chief Executive Officer and the President and Chief Operating Officer, recommending Chairman, CEO, President and COO compensation to the full Board, and

- meet annually with the Chief Executive Officer to review management development programs and activities, and succession planning.

While the administration of management development and compensation is the responsibility of Company management, the review and recommendation of the Management Development and Compensation Committee is required for:

                         - overall executive (individuals which lead businesses or functional responsibilities) compensation,
                         -    philosophy and policy,
                         -    incentive programs,
                         -    executive benefit and perquisite programs,
                         - stock and stock option awards and their terms to be awarded to officers subject to section 16(b) of the Securities Exchange Act,
                         -    Board member compensation, and
                         - any other compensation issues as may be directed to it.


The total compensation of Christopher J. Amenson, the Chairman and Chief Executive Officer, for fiscal 1998 was base salary of $200,000, recommended by the Management Development and Compensation Committee and based on independent compensation surveys of similar companies of similar size in the electronics industry and similar to companies compared on the accompanying performance graph. Mr. Amenson participated in the Company's discretionary 1998 Management Incentive Plan ("MIP"), although Mr. Amenson did not receive any awards under the MIP. Mr. Amenson's threshold to participate in the MIP began once the Company's earnings per share - assuming dilution for fiscal 1998 exceeded $1.66, which the Company did not meet. Mr. Amenson's employment agreement was amended in April 1998 based on the previously mentioned compensation surveys setting his base salary effective July 1, 1998 at $250,000 annually (see "Employment Agreements"). In April 1998, the Management Development and Compensation Committee awarded Mr. Amenson options on 25,000 shares of the Company's Common Stock under the 1993 Director and Officer Stock Option Plan with immediate vesting.

During fiscal 1998, Stephen D. Cooper held the position of President and Chief Operating Officer until May 1998, at which time Mr. Cooper resigned, from each position. Mr. Cooper's compensation for fiscal 1998 consisted of $180,000 in base salary, based on the previously mentioned compensation surveys, plus $36,667 in salary continuance through June 30, 1998. In July 1997, in accordance with the MIP, Mr. Cooper was granted options on 10,000 shares of the Company's Common stock under the terms of the 1993 Director and Officer Stock Option Plan, vesting in seven years. In addition, vesting of these options would accelerate to July 1998 assuming the Company's earnings per share -assuming dilution for fiscal 1998 reached $1.60 and if certain other non-financial goals were met. In conjunction with Mr. Cooper's resignation the vesting schedule of these options was accelerated and the options became exercisable effective May 14, 1998.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

L. A. Bennigson
William J. Becker
Alan F. White

HOW DID SBS COMMON STOCK PERFORM DURING THE FISCAL YEAR?


The graph below provides a comparison of the Company's cumulative total stockholder return with performances of the NASDAQ Stock Market (U.S.) Index and the NASDAQ Computer Manufacturer Index as a Peer Group. The SBS graph assumes the investment of $100 on June 30, 1993 in SBS Common Stock. The NASDAQ Computer Manufacturer Index's and the NASDAQ Stock Market (U.S.) Index's returns assume reinvestment of stock and cash dividends.


                    COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                            AMONG SBS TECHNOLOGIES, INC.,
                         THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE NASDAQ COMPUTER MANUFACTURER INDEX



                                          6/93      6/94      6/95      6/96      6/97     6/98
SBS TECHNOLOGIES, INC.                  100.00     94.74    110.53    260.53    486.84   634.21

NASDAQ STOCK MARKET (U.S.)              100.00    100.96    134.77    173.03    210.38   277.69

NASDAQ COMPUTER MANUFACTURER            100.00     81.93    146.74    208.94    262.98   428.05

* $100 INVESTED ON 6/30/93 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30.

PROXY ITEM NO. 2 - RATIFICATION OF SELECTION OF AUDITORS

The Directors have selected KPMG Peat Marwick LLP independent certified public accountants, as the Company's independent auditors for the 1999 fiscal year. KPMG Peat Marwick LLP has no direct interest in the Company and has had no such interest during the past fiscal year. Representatives of KPMG Peat Marwick LLP will be present at the annual meeting of shareholders and will be given the opportunity to make a statement if they so wish, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THEIR SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY.




                                    ANNUAL REPORT


The Annual Report to Shareholders concerning the operations of the Company for fiscal year ended June 30, 1998, including the financial statements for that year, has been enclosed with this Proxy Statement.



                                    OTHER MATTERS


The Board of Directors is not aware of any other matters that are to be presented at the meeting. However, if any other matters should properly come before the meeting, the Proxies will vote on those matters in accordance with their judgment.

The above Notice and Proxy Statement are sent by order of the Board of Directors.



/s/ Scott A. Alexander
----------------------
Scott A. Alexander, Secretary

                              VOTE BY TELEPHONE
                         QUICK *** EASY *** IMMEDIATE                  --------
                     CALL TOLL FREE *** On a Touch Tone Telephone       COMPANY
                           1-800-240-6326 - ANYTIME                     CONTROL
                                                                       --------
Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, dated, signed and returned your proxy card. The deadline for telephone voting is noon (ET), November 6, 1998.

AUTOMATED TELEPHONE VOTING INSTRUCTIONS

1. Using a TOUCH-TONE telephone, dial 1-800-240-6326. Please make sure you stay on the line until you receive a confirmation of your vote.
2. When prompted, enter the 3-digit Company Number located in the box on the upper right hand corner of the proxy card.
3. When prompted, enter your 7-digit numeric Control Number that follows the Company Number.
   OPTION #1:  To vote as the Board of Directors recommends on ALL proposals:
               Press "1" When asked, please confirm your vote by pressing 1 - THANK YOU FOR VOTING.
   OPTION #2:  If you choose to vote on each proposal separately: Press "0"
               You will hear these instructions:
               PROPOSAL 1: To vote FOR ALL nominees, press "1"; to WITHHOLD
                           FOR ALL nominees, press "9"; to WITHHOLD FOR AN INDIVIDUAL nominee, press "0" and listen to the instructions.
               PROPOSAL 2: To vote FOR, press "1"; AGAINST, press "9"; ABSTAIN, press "0"

  When asked, please confirm your vote by pressing "1" - THANK YOU FOR VOTING.
              IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY

                -ARROW-     PLEASE DETACH HERE    -ARROW-
---------------------------------------------------------------------------
              THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2

1. Election of     01 Scott A. Alexander          02 Christopher J. Amenson
   directors:      03 Warren W. Andrews           04 Lawrence A. Bennigson
                   05 William J. Becker           06 James E. Dixon, Jr.
                   07 W. Keith McDonald           08 Alan F. White

         / / FOR all listed           / / WITHHOLD
             nominees                     AUTHORITY
                                          to vote for all listed
                                          nominees

  Each Director who receives the majority of votes represented in person or by proxy at the annual meeting will be elected. If you do not vote for a particular nominee on your proxy card, your vote will count as a vote "AGAINST" the nominee.

  (Instructions: To withhold authority to vote for any
   individual nominee, write the number(s) in the box    ----------------------
   provided to the right.)                               ----------------------

2. APPROVAL OF APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS

                 / / For  / / Against / / Abstain

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

                                      Date_________________________________

                                      -------------------------------------
                                      -------------------------------------
                                      Signature(s) of Stockholder(s) in Box
                                      PLEASE SIGN exactly as name appears at
                                      left. Joint owners should each sign.
                                      Executors, administrators, trustees,
                                      etc. should so indicate when signing.
                                      If signer is a corporation, please sign
                                      full name by duly authorized officer.

                                      Address Change? Mark Box
                                        / / Indicate change at left.

                             SBS TECHNOLOGIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS    PROXY
                                                                          1998

I appoint Christopher J. Amenson and James E. Dixon, Jr., together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of shareholders to be held on November 9, 1998 in San Diego, California, and at any adjournment(s) or postponement(s) thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place.



            (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)